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                                                                     EXHIBIT 4.6

                              AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT


         This Amended and Restated Stockholders' Agreement (this "Agreement") is entered into as of June 27, 2002, by and among (i) Cinemark, Inc., a Delaware corporation (the "Company"), (ii) Lee Roy Mitchell ("Mitchell"), (iii) CGI Equities, Ltd., (iv) Mitchell and Gary Witherspoon as Co-Trustees for the Trusts set forth on the signature page hereto, (v) Cypress Merchant Banking Partners L.P., a Delaware limited partnership ("CMBP"), and (vi) Cypress Pictures Ltd., a Cayman Islands exempted company with limited liability ("CP" and together with CMBP, "Cypress").

                                    RECITALS:

         A. Mitchell, the Trusts, Cypress and the Company are parties to that certain Stockholders' Agreement dated as of May 17, 2002 (the "STOCKHOLDERS' AGREEMENT"), regulating certain aspects of the Stockholders' relationships with regard to each other and the Company.

         B. Mitchell, the Trusts and Cypress exchanged shares of the capital stock of Cinemark USA, Inc. ("Cinemark USA") owned by Mitchell, the Trusts and Cypress for shares of the Company (the "Exchange") pursuant to that certain Share Exchange Agreement dated as of May 17, 2002 (the "Exchange Agreement") by and among the Company, Cinemark USA, Mitchell, the Trusts, Cypress and the other stockholders party thereto.

         C. Mitchell, the Trusts and Cypress desire to enter into this Agreement for the purpose of amending certain of the provisions of the Stockholders' Agreement.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the Company and Stockholders agree as follows:

         Section 1. Definitions. As used herein, the following terms shall have the following meanings:

         "Acquisitions" means the purchase of capital stock, property or other assets by the Company or any Subsidiary other than (i) any purchase or exchange of assets by or between the Company and any Subsidiary or between any Subsidiaries or (ii) purchase or exchange of assets in the ordinary course of business, including without limitation, the acquisition or lease of real or personal property in connection with new theatre development.

         "Applicable Percentage" shall mean the percentage obtained by dividing the total number of issued and outstanding shares of Common Stock held by Cypress (together with its Related Parties) by the total number of the issued and outstanding Common Stock of the Company.

         "Asset Disposition" means any sale, conveyance, transfer or other disposition by the Company, directly or indirectly, of any capital stock of a Subsidiary, or any property or other assets by the Company or any Subsidiaries whether for cash or other consideration, other than (i)


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a disposition by a Subsidiary to the Company or another Subsidiary, (ii) a disposition by the Company to a Subsidiary or (iii) dispositions made in the ordinary course of business.

         "Brazilian Investors" shall mean (i) NN Participacoes Ltda., a Brazilian corporation, (ii) Venture II Equity Holdings Corporation, Inc., a British Virgin Island corporation, (iii) Kristal Holdings Limited, a British Virgin Island corporation, (iv) Rovato Financial Ltd., B.V.I., Edgar Gleich, Moises Pinsky, Riccardo Arduini, Eduardo Alalou, or Roberto Luiz Leme Klabin, or a company owned or controlled by Edgar Gleich, Moises Pinsky, Riccardo Arduini, Eduardo Alalou, or Roberto Luiz Leme Klabin and (v) the Latin American Enterprise Fund ("LAEF") or Latin American Enterprise Fund II ("LAEF II") or to the original stockholders of LAEF or LAEF II or to any such person or entity appointed by such stockholders, which is an Affiliate of such stockholders, upon the expiration of the term of LAEF or LAEF II, in accordance with their respective charter documents.

         "CALP" means Cypress Associates L.P., a Delaware limited partnership. In the event that CALP is no longer the general partner of CMBP, "CALP" shall mean the current general partner of CMBP"

         "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended and restated to the dated hereof, as filed with the Secretary of State of Delaware.

         "Change of Control" means (i) the occurrence of any event resulting in Mitchell (together with his Related Parties) owning a number of issued and outstanding shares of Common Stock which is less than the number of issued and outstanding shares of Common Stock owned by Cypress (together with its Related Parties) or (ii) the death or total disability of both Mitchell and Tandy Mitchell. For purposes of clause (i) above, no shares of Common Stock or rights or options to acquire shares of Common Stock acquired after the date hereof by Mitchell or his Related Parties or by Cypress or its Related Parties shall be taken into account in determining the relative percentage of Common Stock ownership used to determine whether a Change of Control has occurred (other than (x) shares of Common Stock acquired by way of any stock split in respect of, or dividend on, the Common Stock and (y) in the case of Mitchell and his Related Parties, shares of Common Stock acquired from Cypress or its Related Parties). As used herein, "total disability" means illness or other physical or mental disability of a Person which shall continue for a period of at least six consecutive months and which such illness or disability shall make it impossible for such Person to perform any of his or her duties and responsibilities to the Company. If a disagreement arises as to whether a Person is suffering from a "total disability" the question of such Person's disability shall be determined by such Person's physician.

         "Common Stock" means the Class A Common Stock, par value $.001 per share, and the Class B Common Stock, par value $.001 per share, of the Company and any other capital stock of the Company into which such Common Stock is reclassified or reconstituted.

         "Cypress Shares" means the shares of Common Stock held at any time by Cypress.

         "Director" means a member of the Board of Directors of the Company.

         "Director Options" means options to purchase 162,000 shares of Class A Common Stock of the Company granted to Directors of the Company who are not employees of the Company.


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         "EBITDA" shall mean operating income (as currently calculated in the
Company's audited financial statements) plus depreciation and amortization (including amortization of advance rent), deferred lease expense and amortized compensation expense for options granted under the Nonqualified Stock Option Plan and the Director Options and any compensation expense relating to any bonus or tax payment plan implemented by the Company in connection with the exercise or repurchase of options granted pursuant to the Nonqualified Stock Option Plan or the Directors Options.

         "Exchange Option Agreement" shall mean that certain Exchange Option Agreement by and among Cinemark USA and the Brazilian Investors.

         "Exempt Transfer" shall have the meaning specified in Section 2(e).

         "Family Donee" shall mean with respect to any Stockholder which is an individual, such Stockholder's spouse, siblings, descendants or parents or the estate of such Stockholder or any trust established by the Stockholder or any trustee (including a trustee of a voting trust), custodian, executor, fiduciary or foundation which will hold Common Stock for charitable purposes or for the benefit of the Stockholder or such Stockholder's spouse, siblings, descendants or parents or the estate of such Stockholder.

         "Five Year Plan" means the five year plan of Cinemark USA or any amended five year plan approved by the Board of Directors including the Cypress designees.

         "Fully Diluted Basis" with respect to the Common Stock means the number of shares of Common Stock which are issued and outstanding at the date of determination plus the number of shares of Common Stock issuable pursuant to any securities (other than Common Stock), rights or options then outstanding, convertible into or exercisable for (whether or not subject to contingencies or passage of time, or both), Common Stock.

         "Independent Director" shall mean any individual who is elected as a Director of the Company and satisfies all of the requirements for independence under (i) the standards of any Exchange (as defined in Section 7 hereof) on which the Company's Common Stock is publicly traded, (ii) Rule 16b-3 under the Exchange Act and (iii) Section 162(m) of the Internal Revenue Code of 1986, as each may be amended from time to time.

         "Lehman Loan" means that certain Loan Agreement, dated as of December 15, 2000, by and between Lehman Brothers Bank FSB and Cinema Properties, Inc., an indirect wholly-owned subsidiary of the Company in the principal amount of $77,000,000 or the proposed financing pursuant to that certain $250,000,000 Credit Agreement by and among the Company and Cinemark USA, Inc. (as borrower) and the several lenders from time to time parties thereto, Lehman Brothers Inc. (as arranger), [_________] (as syndication agent) and Lehman Commercial Paper Inc. (as administrative agent).

         "Minimum Return Price" means, with respect to Cypress Shares required to be sold by Cypress pursuant to Section 2(d), a 25% pre-tax compound annual return from the date hereof through the date of the closing of such sale by Cypress of the Cypress Shares.


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         "Mitchell Group" shall mean Mitchell, Tandy Mitchell, the Trusts or any
Family Donee or Affiliate (other than the Company or any of its direct or indirect subsidiaries) or Related Party of Mitchell or the Trusts.

         "Mitchell Group Stockholders" shall mean the members of the Mitchell Group who are Stockholders.

         "Mitchell Shares" means the shares of Common Stock held at any time by a Mitchell Group Stockholder.

         "Long Term Incentive Plan" means the Company's Long Term Incentive Plan assumed by the Company as in effect on the date hereof, pursuant to which options to purchase 1,570,050 shares of Class A Common Stock have been granted to certain employees of the Company.

         "Person" means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission from time to time promulgated thereunder.

         "Shares" means (i) any shares of the capital stock of the Company and
(ii) any securities convertible into, and any rights, options or warrants exchangeable or exercisable for, any of the shares of the capital stock of the Company, in either case, at any time outstanding.

         "Stockholders" means the Persons identified on the signature page hereto as "Stockholders" and such other Persons who become parties hereto pursuant to a Supplemental Agreement.

         "Subsidiary" of any specified Person or entity means a corporation or other entity of which a majority of the voting power of the equity securities or other equity interests is owned, directly or indirectly, by such specified Person.

         "Supplemental Agreement" means an agreement in the form of Exhibit A hereto pursuant to which a transferee of Shares agrees to become a party to, and be bound by, the terms of this Agreement.

         "Transfer" means, with respect to a particular Stockholder, any direct or indirect sale, transfer, assignment, grant of participation interest in, option, pledge, hypothecation, encumbrance or other disposition (including, without limitation, through a Transfer Change of Control of such Stockholder, or the general partner, manager or controlling stockholder, interest holder or member, as the case may be, of such Stockholder); other than a pledge or other grant of security interest necessary in connection with a Company debt financing transaction, including, without limitation, the Lehman Loan.

         "Transfer Change of Control" with respect to a particular Person, means any transaction or event (or series of related transactions or events) occurring as a result of which (i) any person


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or entity, acting singly or as a party of a "partnership, limited partnership, syndicate or group" (within the meaning of Section 13(d)(3) of the Exchange
Act), acquires (by purchase, reorganization, merger, combination, consolidation or otherwise) or for the first time controls or is able to vote (directly or through nominees, beneficial ownership, proxy or contract) fifty percent (50%) or more of the aggregate of all outstanding equity securities of such Person on a fully diluted basis; (ii) the sale, disposition, lease, exchange, or other transfer of all or substantially all the assets of such Person; or (iii) the approval by the stockholders, partners, or members, as the case may be, of such Person of any plan or proposal for the liquidation or dissolution of such Person.

         "Trusts" shall mean The Mitchell Special Trust, The Mitchell Grandchildren Trust for Crystal Lee Roberts, The Mitchell Grandchildren Trust for Cassie Ann Roberts, The Mitchell Grandchildren Trust for Lasey Marie Lee, The Mitchell Grandchildren Trust for Ashley Ann Lee, and The Mitchell Grandchildren Trust for Skyler Kaye Mitchell.

         Section 2. Transfer of Securities.

                (a) General Prohibition on Transfer.

                    (i) No Stockholder shall Transfer any Shares other than Exempt Transfers where the transferee in such Exempt Transfer (if other than the Company or a transferee pursuant to Section 2(e)(iv) hereof) has executed a Supplemental Agreement unless (1) such Stockholder has complied with the provisions of this Section 2, (2) the transferee has executed a Supplemental Agreement, and (3) such Stockholder has delivered to the Company an opinion of such Stockholder's counsel, in form and substance reasonably satisfactory to the Company, to the effect that such Transfer is either exempt from the registration requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with. Any Transfer made other than in accordance with this Section 2 shall be void and without effect.

                    (ii) Notwithstanding the provisions of clause (a)(i) above, so long as the Lehman Loan is outstanding, no Stockholder shall Transfer any Shares (or solicit any offers to buy or otherwise acquire, or to take a pledge of any Shares), except for Transfers that will not cause an Event of Default (as defined in the Lehman Loan) under the mortgages or deeds of trust securing the indebtedness under the Lehman Loan.

                (b) Right of First Offer.

                    (i) Subject to clause (a) above, if (i) a Mitchell Group Stockholder desires to Transfer any or all of the Mitchell Shares then owned by such Mitchell Group Stockholder to any Person other than pursuant to an Exempt Transfer, or (ii) if Cypress desires to transfer any or all of the Cypress Shares then owned by Cypress to any Person other than pursuant to an Exempt Transfer (in either event, such Shares subject to such proposed transfer shall herein be referred to as the "Transfer Stock"), the proposed transferor ("Seller") shall reduce to writing the terms pursuant to which such Seller desires to Transfer the Transfer Stock (a "Transfer Offer"). The Transfer Offer shall identify the Transfer Stock, the price of the Transfer Stock, the identity of any third party offeror (the "Third Party"), if any, and all the other


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material terms and conditions of such Transfer Offer. The Seller shall, as soon as reasonably practicable, provide written notice (the "Transfer Notice") of such Transfer Offer to the Company and the other Stockholders (the "Transfer Offerees"). The Transfer Notice shall contain an irrevocable offer (a "First Offer") to sell the Transfer Stock to the Transfer Offerees at a price equal to the price and upon substantially the same terms and conditions as the terms and conditions contained in such Transfer Offer; provided, however, that in the event the terms of the Transfer Offer entitle the Third Party to purchase the Transfer Stock for securities of such Third Party (the "Offered Securities") or other property, the Transfer Offerees shall be entitled to purchase the Transfer Stock for an amount of cash equal to the fair market value, as determined by a nationally recognized investment banking firm selected by the Seller of the Transfer Stock, of the Offered Securities or such other property. Upon receipt of the Transfer Notice, the Transfer Offerees shall have the irrevocable right and option (the "Right of First Offer"), exercisable as provided below, to accept the First Offer for all shares of the Transfer Stock (subject to the provisions set forth below) at the price specified in the Transfer Notice. In the event there is more than one Transfer Offeree, then the First Offer shall be allocated among the Transfer Offerees in such proportion as the Transfer Offerees shall determine, or if such Transfer Offerees are unable to determine such allocation, the Transfer Stock shall be prorated among the Transfer Offerees based upon their respective percentage ownership of Shares (on a Fully Diluted Basis) of the Transfer Offerees electing to purchase Transfer Stock; provided that, unless the Seller shall have consented to the purchase of less than all of the Transfer Stock, the Transfer Offerees may not purchase any Transfer Stock unless all the Transfer Stock is to be purchased. If the Transfer Offeree desires to exercise such option with respect to a First Offer, the Transfer Offeree shall provide the Seller with an irrevocable written notice of acceptance which shall be binding on said Transfer Offeree. The notice of acceptance must be provided to the Seller within thirty (30) days after the date the Transfer Notice is given (the "Notice Period"), and a copy of which notice of acceptance shall simultaneously be provided to the Company.

                    (ii) The closing of the purchase of the Transfer Stock by the Transfer Offeree which has exercised the options granted pursuant to this
Section 2(b) shall take place at the principal office of the Company within thirty (30) days after the expiration of the Notice Period (or as soon thereafter as practicable, in the event any required governmental consents shall not have been obtained within such thirty (30) day period. At such closing, the Transfer Offeree shall deliver by wire transfer of federal or other immediately available funds the appropriate amount to an account designated by Seller against delivery of certificates representing the Transfer Stock so purchased, duly endorsed in blank by the person or persons in whose name a stock certificate is registered or accompanied by a duly executed assignment separate from the certificate.

                    (iii) With respect to the sale by a Mitchell Group Stockholder of Mitchell Shares which are subject to this Section 2(b), if the Transfer Offeree has not elected to purchase the Transfer Stock within the specified Notice Period, such Mitchell Group Stockholder shall have 90 days from the end of the Notice Period (the "Mitchell Sales Period") in which to Transfer any or all of the Transfer Stock to any third party at a price not less than and on terms no more favorable to such third party than were contained in the Transfer Notice. With respect to the sale by Cypress of Cypress Shares which are subject to this Section 2(b), if the Transfer Offeree has not elected to purchase the Transfer Stock within the specified Notice Period, Cypress shall have 90 days from the end of the Notice Period (the "Cypress Sales Period") in


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which to transfer any or all of the Transfer Stock to a third party at a price not less than and on terms no more favorable to such third party than were contained in the Transfer Notice; provided, however, if, during the Cypress Sales Period, Cypress receives an offer to purchase the Transfer Stock from a third party which is a competitor of the Company or any Subsidiary in the motion picture exhibition industry or is a controlling stockholder of a competitor of the Company or any Subsidiary in the motion picture exhibition industry, Cypress shall provide Mitchell with notice (the "Second Transfer Notice") specifying the identity of the third party offeror and containing an irrevocable offer (a "Second Offer") to sell the Transfer Stock to any member of the Mitchell Group on the same terms and conditions contained in the Transfer Offer. Upon receipt of the Second Transfer Notice, any member of the Mitchell Group, and/or a designee of any member of the Mitchell Group, shall have the irrevocable right and option to accept the Second Notice for all of the shares of the Transfer Stock at the price specified in the Transfer Notice. If any member of the Mitchell Group desires to exercise such option with respect to the Second Offer, such person or their designee, shall provide Cypress with an irrevocable notice of acceptance which shall be binding on such member of the Mitchell Group and/or such designee. The notice of acceptance must be provided to Cypress within fifteen (15) days after the Second Transfer Notice is given, and a copy of such notice of acceptance shall simultaneously be provided to the Company.

                    (iv) No Transfer may be made to any third party other than an Exempt Transfer pursuant to Section 2(e)(iv) hereof unless such third party executes and delivers a Supplemental Agreement. Promptly after any sale pursuant to this Section 2(b), the Seller shall notify the Company and the other Stockholders of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms thereof as the Company may reasonably request. If, at the termination of the Mitchell Sales Period or the Cypress Sales Period, as applicable, the Seller has not completed the sale of all the Transfer Stock, such Seller shall no longer be permitted to Transfer such Transfer Stock pursuant to this Section 2(b) without again fully complying with the provisions of this Section 2(b), and all of the applicable restrictions on Transfer contained in this Agreement shall again be in effect with respect to all such Seller's Transfer Stock.

                (c) Tag-Along Right.

                    (i) Subject to clause (a) above, in the event that a Mitchell Group Stockholder proposes to Transfer (in a single Transfer or a series of related Transfers) Shares other than as an Exempt Transfer and Cypress has elected to not exercise its Right of First Offer in connection therewith, then Cypress shall have the right (the "Tag-Along Right") to participate on a pro rata basis with such Mitchell Group Stockholder in such Transfer and, in connection therewith, to require the proposed transferee to purchase from Cypress a number of Cypress Shares (the "Tag-Along Shares") which represents, with respect to Cypress, the same percentage of Cypress Shares (on a Fully Diluted Basis) held by Cypress as the Mitchell Shares being transferred by such Mitchell Group Stockholder in the proposed sale represent to the aggregate number of Mitchell Shares (on a Fully Diluted Basis) held by such Mitchell Group Stockholder before giving effect to the proposed sale. Any Cypress Shares sold by Cypress pursuant to this Section 2(c) shall be sold by Cypress for the same consideration per share and upon the same terms and conditions as such proposed Transfer by such Mitchell Group Stockholder (the "Transfer Terms").


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                    (ii) In the event Cypress does not elect to exercise its
Right of First Offer pursuant to clause (b) above, the Tag-Along Right may be exercised by Cypress upon delivery of a written notice to such Mitchell Group Stockholder before the expiration of the Notice Period specified in clause (b) above, proposing to sell Tag-Along Shares (the "Tag-Along Notice"). The Tag-Along Notice shall state the number of Cypress Shares that Cypress proposes to include in such Transfer (not to exceed the number of Tag-Along Shares).

                    (iii) The closing of the purchase of the Tag-Along Shares shall take place concurrently with and at the location of the closing of the Mitchell Shares being transferred pursuant to this Section 2(c) within thirty
(30) days after the Tag-Along Notice. At such closing, the purchaser thereof shall deliver the consideration to be paid to Cypress by wire transfer of federal or other immediately available funds in the appropriate amount to an account designated by Cypress against delivery of the certificates representing the Tag-Along Shares so purchased, duly endorsed in blank by the person or persons in whose name a stock certificate is registered or accompanied by a duly executed assignment separate from certificate.

                (d) Obligation of Co-sale. If the Mitchell Group Stockholders receive a written offer from any bona fide third party prospective purchaser(s) (such purchaser excluding, without limitation, an Affiliate, Family Donee or Related Party of Mitchell) to acquire all of the Mitchell Shares and Cypress Shares (the "Co-Sale Offer") at a price per share that is not less than the Minimum Return Price for the Cypress Shares, and provided Cypress has not exercised the Right of First Offer granted pursuant to Section 2(b), if the Mitchell Group Stockholders intend to accept such offer with respect to the Mitchell Shares, then, subject to compliance with Section 2(b) above, Mitchell shall give Cypress notice (the "Co-Sale Offer Notice") in writing at least thirty days in advance of such proposed sale specifying the sales price, the proposed purchaser and other terms of sale and representing to Cypress that the proposed sales price per share is not less than the Minimum Return Price. If Cypress does not exercise its Right of First Offer pursuant to Section 2(b), then at the option of Cypress and expense of the Company, Mitchell shall obtain a fairness opinion by a nationally recognized investment banking firm mutually acceptable to Mitchell and Cypress stating that such a transaction is fair to Cypress from a financial point of view. Cypress must exercise its option to require a fairness opinion within five (5) days after receipt by Cypress of the Co-Sale Offer Notice. Upon receipt of any requested fairness opinion, Cypress shall be obligated to, and hereby agrees, to sell all of the Cypress Shares to such prospective purchaser(s) for the same price per share and upon the same terms of sale as shall be accepted by the Mitchell Group Stockholders with respect to the sale of the Mitchell Shares; provided, however, that the Co-Sale Offer provides that Cypress shall receive cash or a combination of cash, cash equivalents or unrestricted securities of a company listed on a nationally recognized securities exchange as consideration for the Cypress Shares. No transferee or assignee of the Mitchell Shares other than a Related Party of Mitchell shall acquire any rights under this Section 2(d).

                (e) Exempt Transfer. The following transactions shall constitute "Exempt Transfers" for the purpose of Sections 2 (a), 2(b) and 2(c): (i) subject to Section 5(c)(viii), a Transfer of Shares by a Stockholder to the Company,
(ii) a Transfer by a Stockholder of Shares by will or intestate succession to such Stockholder's executors, administrators, testamentary trustees, legatees or beneficiaries, (iii) a Transfer of Shares by a Stockholder to any Related Party of such Stockholder; provided that in the event such transferee ceases to be a Related Party, such


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transferee shall either transfer the Common Stock then held by such transferee to another Related Party of the transferor or execute a Supplemental Agreement,
(iv) a Transfer of Shares by a Stockholder to the public or any underwriters pursuant to an effective registration statement under the Securities Act or a transfer of Shares pursuant to Rule 144 promulgated thereunder, or (v) a Transfer by a Stockholder that results from a Transfer Change of Control of such Stockholder, or the general partner, manager or controlling stockholder, interest holder or member, as the case may be, of such Stockholder.

                (f) Related Party. As used herein, the term "Related Party" with respect to any Stockholder means: (A) any Person that directly or indirectly, through one or more intermediaries, has control of or is controlled by, or is under common control with, the Person specified (an "Affiliate"); (B) a trust, corporation, partnership, joint venture or other entity, the beneficiaries, stockholders, partners, or owners, or Persons holding a controlling interest of which consist of (x) such Stockholder, (y) a Family Donee and/or (z) such other persons or entities referred to in the immediately preceding clause (A); (C) any Family Donee with respect to any Stockholder which is an individual, such Stockholder's spouse, siblings, children or parents; (D) with respect to any Stockholder which is a partnership, such Stockholders' partners as of the date such partnership becomes a Stockholder; (E) any limited partners of Cypress subsequent to any public offering of Shares and (F) with respect to any member of the Mitchell Group, any Related Party of Mitchell. Each Stockholder agrees that it shall not make any Transfer of Shares indirectly which such Stockholder could not make directly, other than in compliance with the terms hereby applicable to such Transfer on a direct basis.

         Section 3. Preemptive Right.

                (a) The Company hereby grants to each Stockholder the right to purchase, pro rata, all or any part of New Securities (as defined in Section 3(b)(i) below) which the Company may, from time to time, propose to sell or issue. A pro rata portion, for purposes of this Agreement, is the ratio of the number of shares of Common Stock held by such Stockholder immediately prior to any purchase to the total number of shares of Common Stock of the Company issued and outstanding at such time on a Fully Diluted Basis; provided, however, that the aggregate number or amount of New Securities that may be purchased by the Mitchell Group Stockholders may be purchased by any or all of such Mitchell Group Stockholders in such ratios as such Mitchell Group Stockholders may determine.

                (b) New Securities.

                    (i) For the purpose of this Section 3, "New Securities" shall mean shares of Common Stock of the Company and rights, options or warrants to purchase such Common Stock, and securities of any kind whatsoever that are, or may become, convertible into or exchangeable for such Common Stock; provided, however, that the preemptive right provided for in Section 3(a) shall apply at the time of issuance of the right, warrant, option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof; and provided, further, that the term "New Securities" shall not include: (A) any securities of the Company offered pursuant to a registration statement which has been declared effective under the Securities Act, whereby such securities shall be publicly traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., Automatic Quotation System


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or National Market System ("NASDAQ") or otherwise broadly distributed to the general public, (B) shares of Common Stock of the Company or options to purchase such Common Stock granted or to be granted under (i) the Long Term Incentive Plan, (ii) the Director Options, or (iii) any other executive or director compensation plans approved pursuant to Section 5(c)(xi), (C) shares of Common Stock of the Company issued to acquire all or substantially all of the assets or securities of another entity (the "Acquired Company") if such shares of Common Stock are issued directly to the Acquired Company or to those persons owning securities of the Acquired Company in connection with the acquisition of such Acquired Company, (D) shares of Common Stock of Cinemark USA or any affiliate thereof issued to the Brazilian Investors pursuant to the Exchange Option Agreement, and (E) shares of capital stock of the Company or rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of capital stock of the Company issued in the manner provided for in
Section 3 of Article IV of the Certificate of Incorporation.

                    (ii) In the event the Company proposes to issue New Securities, it shall give each Stockholder written notice of such intention, describing the type of New Securities, the price and the terms upon which the Company proposes to issue the same. Each Stockholder shall have fifteen (15) business days from the date of receipt of any such notice (the "Preemptive Right Period") to agree to purchase its pro rata share of such New Securities (or any portion thereof) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The closing of the purchase of the New Securities by the Stockholders exercising their preemptive rights pursuant to this Section 3 shall take place twenty (20) business days after the expiration of the Preemptive Right Period (the "Preemptive Closing"). At the Preemptive Closing, the purchaser thereof shall deliver the consideration to be paid to the Company by wire transfer of federal or other immediately available funds in the appropriate amount to an account designated by the Company against delivery of the certificates representing the New Securities so purchased.

                    (iii) Subject to the rights of the Mitchell Group Stockholders to allocate among such Mitchell Group Stockholders the aggregate number or amount of New Securities purchased by such Mitchell Group Stockholders, in the event that the Stockholders fail to exercise their preemptive rights with respect to all of the New Securities proposed to be sold by the Company within the Preemptive Right Period and Cypress has agreed to purchase its pro rata share of the New Securities, the Company shall deliver a notice to Cypress stating the number of remaining New Securities. Cypress shall have the option for five (5) business days following the date such notice was sent to elect to purchase all, but not less than all, of the remaining New Securities not purchased by the other Stockholders. If Cypress elects to purchase all of the remaining New Securities, Cypress shall purchase all such remaining New Securities at the Preemptive Closing. If Cypress elects not to purchase the remaining New Securities, the Company shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be consummated within 90 days from the date of said agreement) to sell the New Securities respecting which the Stockholders' preemptive rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold such New Securities within said 90-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Stockholders in the manner provided above.

         Section 4. Registration Rights.

                (a) Piggyback Registration Rights.

                    (i) Right to Piggyback. Subject to the last sentence of this subsection (i), whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock) with the Securities and Exchange Commission (the "Commission") under the Securities Act (other than registrations on Form S-4 or Form S-8 or any successor or similar form) and the registration form to be used may be used for the registration of the Registrable Securities (as defined in subsection (i) below) (a "Piggyback Registration"), the Company will give written notice to all Stockholders, at least 35 days prior to the anticipated filing date, of its intention to effect such a registration, which notice will specify the proposed offering price, the kind and number of securities proposed to be registered, the distribution arrangements and such other information that at the time would be appropriate to include in such notice, and will, subject to subsection(a)(ii) below, include in such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 business days after the receipt of the Company's notice. Except as may otherwise be provided in this Agreement, Registrable Securities with respect to which such request for registration has been timely received will be registered by the Company and offered to the public in a Piggyback Registration pursuant to this Section 4 on terms and conditions at least as favorable as those applicable to the registration of shares of Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) to be sold by the Company and by any other Person selling under such Piggyback Registration.

                    (ii) Priority on Piggyback Registrations. If the managing underwriter or underwriters, if any, advise the holders of Registrable Securities in writing that in its or their reasonable opinion or, in the case of a Piggyback Registration not being underwritten, the Company shall reasonably determine (and notify the holders of Registrable Securities of such determination), after consultation with an investment banker of nationally recognized standing, that the number or kind of securities proposed to be sold in such registration (including Registrable Securities to be included pursuant to subsection (a)(i) above) will materially adversely affect the success of such offering (including, without limitation, a material impact on the selling price), the Company shall include in such registration the number of securities, if any, which, in the opinion of such underwriter or underwriters, or the Company, as the case may be, can be sold without a material impact on the selling price, as follows: (i) first, the shares the Company proposes to sell and (ii) second, the Registrable Securities requested to be included in such registration by the Stockholders and the Brazilian Investors, pro rata among such requesting Stockholders and the Brazilian Investors on the basis of their respective holdings of Common Stock.

                    (iii) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the Company (by action of the Board of Directors) will select a managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters will be of nationally recognized standing and acceptable to the holders of a majority of the Registrable Securities included therein, such acceptance not to be unreasonably withheld or delayed.

                (b) Demand Registration Rights.

                    (i) Right to Demand Registration. Cypress shall have the right on any three occasions after the earlier to occur of the (i) expiration of any lock-up period (not to exceed the later of 90 days or such longer lock-up period as may be required by the underwriters) required by the underwriters after the first registration by the Company of Common Stock under the Securities Act (other than any registrations on Form S-4 or Form S-8 or a similar successor form) or (ii) third anniversary of the date of this Agreement to make a written request of the Company for registration with the Commission, under and in accordance with the provisions of the Securities Act, of all or part of their Registrable Securities (a "Demand Registration"); provided that (1) the Company shall not effect a Demand Registration unless the Registrable Securities which are the subject of such Demand Registration shall either represent all of the Cypress Shares or constitute at least 5% of the issued and outstanding Common Stock of the Company on the date of such written request, (2) if the Board of Directors determines in the exercise of its reasonable judgment that to effect such Demand Registration at such time would have a material adverse effect on the Company, the Company may defer such Demand Registration for a single period not to exceed 180 days, (3) the Company shall not be obligated to obtain audited financial statements for any period other than at and as of the end of a fiscal year of the Company nor shall the Company be obligated to prepare unaudited financial statements for any period at or ending on a fiscal year end of the Company, except to the extent that any applicable Laws adopted after the date hereof require such financial statements for all registration statements on the applicable form filed with the Commission, (4) the Company shall not be required to file a registration statement with the Commission for a Demand Registration during any lock-up period (not to exceed the later of 90 days or such longer lock-up period as may be required by the underwriters) required by the underwriters after a registration by the Company of Common Stock under the Securities Act and (5) the Company shall be obligated to effect only the number of Demand Registrations set forth in subsection 4(b)(ii) below. Within ten days after receipt of the request for a Demand Registration, the Company will send written notice (the "Notice") of such registration request and its intention to comply therewith to all Stockholders who are holders of Registrable Securities and, subject to subsection (iii) below, the Company will include in such registration all Registrable Securities of such Stockholders with respect to which the Company has received written requests for inclusion therein within 15 business days after the effectiveness of the Notice. All requests made pursuant to this subsection (b)(i) will specify the aggregate number of Registrable Securities requested to be registered and will also specify the intended methods of disposition thereof.

                    (ii) Number of Demand Registrations. Cypress shall be entitled to three Demand Registrations. A Demand Registration shall not be counted as a Demand Registration hereunder until such Demand Registration has been declared effective by the Commission and maintained continuously effective for a period of at least three months or such shorter period when all Registrable Securities included therein have been sold in accordance with such Demand Registration. If the Company elects to issue and sell and ultimately sells any equity securities pursuant to any Registration Statement filed in connection with a Demand

Registration, then such Registration shall be deemed to be a Demand Registration for purposes of determining the number of Demand Registrations granted by this Agreement only so long as all of the Cypress Shares requested to be included in such Demand Registration are sold pursuant thereto. If the managing underwriter or underwriters, if any, advise the Company and the holders of Registrable Securities in writing that in its or their reasonable opinion or, in the case of a Demand Registration not being underwritten, the Company shall reasonably determine (and notify the holders of Registrable Securities of such determination), after consultation with an investment banker of nationally recognized standing, that the number or kind of securities proposed to be sold in such registration will materially adversely affect the success of such offering (including, without limitation, a material impact on the selling price), the Company shall include in such registration the number of securities, if any, which in the opinion of such underwriter or underwriters, or the Company, as the case may be, can be sold without a material impact on the selling price, as follows: (1) first, the Shares the Company proposes to sell,
(2) second, the Registrable Securities requested to be included in such registration by Cypress and (3) third, the Registrable Securities requested to be included in such registration by the remaining Stockholders and the Brazilian Investors, pro rata among such requesting Stockholders and the Brazilian Investors on the basis of their respective holdings of Common Stock.

                    (iii) Selection of Underwriters. If a Demand Registration is an underwritten offering, the Company and Cypress will select a mutually acceptable managing underwriter or underwriters of recognized national standing to administer the offering.

                (c) Registration Procedures. With respect to any Piggyback Registration or Demand Registration (generically, a "Registration"), the Company will, as expeditiously as practicable:

                    (i) prepare and file with the Commission, within 60 days after mailing the applicable Notice, a registration statement or registration statements (the "Registration Statement") relating to the applicable Registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof; provided that the Company will include in any Registration Statement on a form other than Form S-1 all information that the holders of the Registrable Securities so to be registered shall reasonably request and shall include all financial statements required by the Commission to be filed therewith, cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc. ("NASD"), and use its reasonable best efforts to cause such Registration Statement to become effective;

                    (ii) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary under the Securities Act to keep each Registration Statement effective for the applicable period, or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold; cause each prospectus related thereto (a "Prospectus") to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement, the Prospectus or supplement to the Prospectus;

                    (iii) notify the selling holders of Registrable Securities and the managing underwriters, if any, promptly, and (if requested by any such person or entity) confirm such advice in writing, (A) when the Prospectus or any Prospectus supplement or post effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (E) of the happening of any event which makes any statement made in the Registration Statement, the Prospectus, any supplements, any post-effective amendments or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the Registration Statement, the Prospectus, any supplements, any post-effective amendments or any document incorporated therein by reference in order to make the statements or omissions therein not materially misleading;

                    (iv) make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible date;

                    (v) furnish to each selling holder of Registrable Securities and each managing underwriter, without charge, at least one signed copy of the Registration Statement and any amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and exhibits (including those incorporated by reference);

                    (vi) deliver to each selling holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the Registration Statement, the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such selling holder of Registrable Securities and underwriters may reasonably request;

                    (vii) prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or "blue sky" laws of such jurisdictions as any seller or underwriter reasonably requests in writing, considering the amount of Registrable securities proposed to be sold in each such jurisdiction; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process or tax liabilities in any such jurisdiction where it is not then so subject;

                    (viii) cooperate in all reasonable respects with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of Registrable Securities to the underwriters;

                    (ix) upon the occurrence of any event contemplated by subsection (iii)(E) above, prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

                    (x) cause all Registrable Securities covered by any Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed, or cause such Registrable Securities to be listed for trading on the New York Stock Exchange, Inc., the American Stock Exchange, Inc., or be authorized for trading on the NASDAQ National Market System and to provide a transfer agent and registrar for Registrable Securities covered by such Registration Statement, no later than the effective date thereof, if requested by the holders of a majority of such Registrable Securities or the managing underwriters, if any; and

                    (xi) enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Holders of a majority (by number of shares) of the Registrable Securities being sold or the underwriters retained by the Company, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification;

                    (xii) make available for inspection by any Holder of Registrable Securities covered by such registration statement, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, "Records"), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its subsidiaries' officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement. Notwithstanding the foregoing, the Company shall have no obligation to disclose any Records to the Inspectors (i) in the event the Company determines that such disclosure is reasonably likely to have an adverse effect on the Company's ability to assert the existence of an attorney-client privilege with respect thereto or (ii) to the extent such Records are deemed confidential or proprietary by the Company or are subject to confidentiality agreements with any Person, unless such Inspectors execute confidentiality agreements in form satisfactory to the Company and to any such Person;

                    (xiii) use its reasonable best efforts to obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the Holders of a majority (by number of shares) of the Registrable Securities being sold reasonably request, and provided that such request is reasonable in the underwriter's point of view;

                    (xiv) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least 12 months, beginning with the first month after the effective date of the registration statement (as the term "effective date" is defined in Rule 158 (c) under the Securities Act), which earnings statement shall satisfy the provision of Section 11(a) of the Securities Act and Rule 158 thereunder; and

                    (xv) provide a CUSIP number for all Registrable Securities, not later than the effective date of the applicable Registration Statement.

                The Company may require each seller of Registrable Securities as to which any Registration is being effected to furnish to the Company a properly completed and executed selling stockholder questionnaire in form and substance as may be requested by the Company and such information regarding the proposed distribution of such securities as the Company may from time to time reasonably request in writing.

                Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection (iii)(E) of this subsection (c), such holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such holder's receipt of copies of the supplemented or amended Prospectus as contemplated by subsection (ix) of this subsection (c), or until it is advised in writing (the "Advice") by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, and, if so directed by the Company, such holder will deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

                (d) Restrictions on Public Sale. To the extent not inconsistent with applicable law, each Stockholder, if requested by the managing underwriter or underwriters for any such Registration, agrees not to effect any public sale or distribution of Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, during the 15 business days prior to, and during the lock-up period (not to exceed the later of 90 days or such longer lock-up period as may be required by the underwriters) required by the managing underwriter for the offering covered by such Registration Statement beginning on, the effective date of the applicable Registration Statement (except as part of such Registration).

                (e) Registration Expenses. All expenses incident to the Company's performance of or compliance with this Agreement will be borne by the Company, including, without limitation, all registration and filing fees, the fees and expenses of the counsel and accountants for the Company (including the expenses of any "cold comfort" letters and special audits required by or incident to the performance of such persons), all other costs and expenses of the Company incident to the preparation, printing and filing under the Securities Act of the Registration Statement (and all amendments and supplements thereto) and furnishing copies thereof and of the Prospectus or Prospectus supplement included therein, the costs and expenses incurred by the Company in connection with the qualification of the Registrable Securities under the state securities or "blue sky" laws of various jurisdictions, the costs and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel as may be required by the rules and regulations of the NASD), the costs and expenses of listing the Registrable Securities for trading on a national securities exchange or authorizing them for trading on NASDAQ and all other costs and expenses incurred by the Company in connection with any Registration hereunder; provided, that, each Stockholder shall bear the costs and expenses of all SEC and blue sky registration and filing fees attributable to the Registrable Securities of such Stockholder, any underwriters' commissions, brokerage fees or transfer taxes relating to the Registrable Securities sold by such Stockholders and the fees and expenses of any counsel, accountants or other representative retained by Stockholder.

                (f) Indemnification.

                    (i) Indemnification by the Company. The Company agrees to indemnify, and agrees to hold harmless, to the full extent permitted by law, each Stockholder, its officers, directors, partners (general and limited, and the directors, officers, Affiliates and Controlling Persons thereof), members and agents and each Person who controls such Stockholder (within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities and expenses (including any amounts paid in settlement effected with the Company's consent to which such Indemnified Parties may become subject under the Securities Act, state securities or blue-sky laws, common law or otherwise), insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto), Prospectus or preliminary or summary Prospectus or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding, except insofar as the same arise out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, Prospectus or preliminary or summary Prospectus in reliance on and in conformity with written information with respect to such Stockholder furnished to the Company by such Stockholder or its representative expressly for use therein.

                    (ii) Indemnification by Holders of Registrable Securities. In connection with any Registration in which a Stockholder is participating, each such Stockholder will furnish to the Company in writing such information with respect to such Stockholder as the Company reasonably requests for use in connection with any Registration Statement or Prospectus and agrees to indemnify, to the full extent permitted by law, the Company, the directors and officers of the Company and each person who controls the Company (within the meaning of the Securities Act and the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements in the Registration Statement or Prospectus or preliminary Prospectus (in the case of the Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not
misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information with respect to such Stockholder so furnished in writing by such Stockholder or its representative specifically for inclusion therein. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information with respect to such persons or entities so furnished in writing by such persons or entities or their representatives specifically for inclusion in any Prospectus or Registration Statement.

                    (iii) Conduct of Indemnification Proceedings. Any person or entity entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party after the receipt by the indemnified party of a written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party will claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding clauses f(i) and f(ii), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any one jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

                    (iv) Contribution. If for any reason the indemnification provided for in the preceding clauses f(i) and f(ii) is unavailable to an indemnified party as contemplated by the preceding clauses f(i) and f(ii), then the indemnifying party in lieu of indemnification shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party from the offering of the Registrable Securities (taking into account the portion of the proceeds realized by each), but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations, provided that no Stockholder shall be required to contribute in an amount greater than the difference between the net proceeds received by such Stockholder with respect to the sale of any Shares and all amounts already contributed by such Stockholder with respect to such claims, including amounts paid for any legal or other fees or expenses incurred by such Stockholder.

                (g) Rule 144. The Company agrees that at all times after it has filed a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities of the Company, it will file in a timely manner all reports required to be filed by it pursuant to the Securities Act and the Exchange Act and will take such further action as any holder of Registrable Securities may reasonably request in order that such holder may effect sales of Common Stock pursuant to Rule 144. At any reasonable time and upon request of any Stockholder, the Company will furnish such stockholder with such information as may be necessary to enable the Stockholder to effect sales of Common Stock pursuant to Rule 144 under the Securities Act. Notwithstanding the foregoing, the Company may reregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

                (h) Participation in Underwritten Registrations. No Stockholder may participate in any underwritten Registration hereunder unless such Stockholder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements reasonably approved by the persons entitled hereunder to select the underwriter and (ii) accurately completes in a timely manner and executes all questionnaires, powers of attorney, custody agreements (including delivery of Registrable Securities pursuant thereto), underwriting agreements and other documents provided to such Stockholder which are customarily required under the terms of such underwriting arrangements.

                (i) Definition of Registrable Securities. "Registrable Securities" means (A) the shares of Common Stock now owned or hereafter acquired by any Stockholder or the Brazilian Investors, but with respect to any share, only until such time as such share (i) has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it or (ii) has been sold to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act and the Legend referred to in Section 10 has been removed from the certificate representing such share (at which time such share shall cease to be a Registrable Security).

         Section 5. Governance.

                (a) The Board of Directors of the Company (the "Board") shall at all times be composed of the applicable number of Directors set forth below. The Company and each Stockholder entitled to vote hereby agrees to take, at any time and from time to time, all action necessary (including, without limitation, voting the shares of the Class B Common Stock owned or controlled by such Stockholder, calling special meetings of Stockholders and executing and delivering written consents) to increase the size of the Board to be comprised of eleven members.

                    (i) Commencing on the date hereof, the Board shall be composed of nine (9) members. Prior to any Change of Control, Mitchell shall be entitled to designate seven (7) Directors (each a "Mitchell Nominee" and collectively the "Mitchell Nominees" and CALP shall be entitled to designate (i) two (2) Directors (each a "CALP Nominee" and collectively, the "CALP Nominees" and together with the Mitchell Nominees, the "Nominees") if Cypress (together with its Related Parties) holds 10% or more of the issued and outstanding Common Stock of the Company or (ii) one (1) Director if Cypress (together with its Related Parties) holds at least 5% but less than 10%, of the issued and outstanding Common Stock of the Company. If Cypress holds less than 5% of the issued and outstanding Common Stock of the Company, then CALP shall not be entitled to designate any Directors of the Company. The parties hereto shall (i) exercise all authority under applicable law to cause any slate of directors presented to the stockholders of the Company for election to the Board to consist of such Nominees and (ii) vote their shares entitled to vote, or execute and deliver consents, as the case may be, and take all other action necessary (including causing the Company to call a special meeting of stockholders) to elect to the Board the Nominees.

                    (ii) Upon the occurrence of a Change of Control: (i) CALP shall be entitled to designate the nearest whole number of Directors constituting a percentage of the total number of Directors (x) as close to the Applicable Percentage if the Applicable Percentage is 40% or less or (y) as close to but not in excess of the Applicable Percentage if the Applicable Percentage is greater than 40%, provided that if the foregoing calculation results in CALP being able to designate fewer than the number of Directors in clause 5(a)(i) above, CALP shall be entitled to designate the number of Directors set forth in clause 5(a)(i); (ii) so long as Mitchell or Tandy Mitchell (together with Mitchell's Related Parties) own 10% or more of the issued and outstanding Common Stock of the Company and the circumstances referred to in clause (ii) of the definition of Change of Control shall not have occurred, Mitchell or Tandy Mitchell shall be entitled to designate all other Directors; and (iii) if Mitchell or Tandy Mitchell (together with Mitchell's Related Parties) hold less than 10% of the issued and outstanding Common Stock of the Company or the circumstances referred to in clause (ii) of the definition of Change of Control shall have occurred, then the holder or holders of a majority of the Mitchell Shares held by Related Parties of Mitchell shall be entitled to designate the nearest whole number of Directors (not in excess of the result obtained by subtracting the number of Directors CALP is entitled to designate pursuant to clause (i) above from the total number of Directors) constituting a percentage of the total number of Directors as close to the percentage obtained by dividing the total issued and outstanding shares of Common Stock held collectively by Mitchell (together with his Related Parties) by all of the issued and outstanding Common Stock of the Company. The Mitchell Group Stockholders and Cypress hereby agree to vote their respective shares entitled to vote to elect to the Board the nominees designated in accordance with this Section 5(a)(ii). If the Applicable Percentage is at any time 5, then the nearest whole number of Directors to be designated shall be determined by rounding down.

                    (iii) Notwithstanding any provisions in Sections 5(a)(i) and
(ii) above to the contrary, in the event that the Company's Common Stock is publicly traded on an Exchange, (as defined in Section 7 hereof), at least one of the Directors that CALP is entitled to designate shall be an Independent Director. Mitchell shall be required to designate that number of Independent Directors such that there are a total of at least three Independent Directors at all times.

                (b) No Director may be removed except with the consent of the holders of a majority of the share of Common Stock entitled to designate such Director in accordance with

Section 5(a), and each Stockholder entitled to vote with respect to the election of directors hereby agrees to take all action necessary (including, without limitation, voting the shares of the Company's Common Stock owned or controlled by such Stockholder, calling special meetings of stockholders and executing and delivering written consents) for the purpose of accomplishing the purposes of this Agreement. If a vacancy on the Board occurs by reason of the death, removal, resignation, retirement or election not to serve as a Nominee, the remaining Directors and the Company shall cause the vacancy thereby created to be filled by a new Nominee as soon as possible (the "Replacement Director"), who is designated in the manner and by the persons specified in Section 5(a), and the Company and each Stockholder hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same; provided, however, that if any such person fails to designate a Nominee in accordance with Section 5(a) for a period of thirty (30) consecutive days, then such vacancy shall be filled by a vote of all of the stockholders of the Company entitled to vote with respect to the election of directors until such time as the Replacement Director is designated in accordance with Section 5(a), at which time the term of the Director not elected in accordance with 5(a) shall expire.

                (c) In addition to any vote or consent of the Board or the stockholders of the Company required by law or the Certificate of Incorporation, the prior written consent of CALP shall be necessary for authorizing, effecting or validating the following actions, which consent shall not be withheld for any reason other than a rational business purpose relating to the Company or delayed:

                    (i) amendments to the Certificate of Incorporation;

                    (ii) approval of all future annual budgets of the Company if the Company's consolidated EBITDA for the immediately preceding fiscal year is less than the projected consolidated EBITDA for such year set forth in the Company's consolidated Five Year Plan and the difference between such amounts exceeds 10%; provided, however, CALP shall have the right to approve any budget for any period as to which there is no Five Year Plan then in effect.

                    (iii) Asset Dispositions for consideration paid to the Company and/or its Subsidiaries (including assumed debt and the amount, if any, by which the value (as determined by the Board of Directors) of any theatre properties acquired by the Company and/or its Subsidiaries is less than the value of any theatre properties of the Company and/or its Subsidiaries exchanged therefor) in excess of $25,000,000 in the aggregate in any year;

                    (iv) Acquisitions for which the Company and/or its Subsidiaries paid consideration (including assumed debt and the amount, if any, by which the value (as determined by the Board of Directors) of any theatre properties acquired by the Company and/or its Subsidiaries is greater than the value of any theatre properties of the Company and/or its Subsidiaries exchanged therefor) of more than $50,000,000 in the aggregate in any year;

                    (v) the merger or consolidation of the Company or any of its Subsidiaries or sale, directly or indirectly, of all or substantially all the Company's assets;

                    (vi) incurrence or redemption by the Company and its Subsidiaries of indebtedness of more than $25,000,000 which is not accounted for in the Five Year Plan;

                    (vii) payment of dividends on the capital stock of the Company that is not pro rata for all shares of Common Stock other than as provided in Article IV of the Certificate of Incorporation;

                    (viii) redemption or repurchase by the Company or its Subsidiaries of any issued and outstanding capital stock of the Company other than (a) a pro rata redemption of Common Stock, or (b) the repurchase of any outstanding stock options granted under the Nonqualified Stock Option Plan or pursuant to the Director Options or the repurchase of any Shares of Common Stock issued upon exercise of any such options as approved by the Board of Directors; provided, that (i) the repurchase price for any such stock options or shares of Common Stock does not exceed the fair market value of such stock options or shares of Common Stock, as the case may be, as determined in good faith by the Board and (ii) the aggregate repurchase price for such stock options or shares of Common Stock shall not exceed $10,000,000;

                    (ix) any direct or indirect transaction by the Company with an Affiliate (including without limitation, the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement), other than a transaction which satisfies all three of the following criteria: such transaction (i) is in the ordinary course of business, (ii) involves or has a potential value of $5,000,000 or less and (iii) is no less favorable to the Company or Cinemark USA, as the case may be, than an arm's-length transaction with a third party which is not an Affiliate as determined in good faith by the Board;

                    (x) the election of any replacement Chief Executive Officer or Chief Operating Officer or a similar officer whose responsibility is executive oversight of the Company's consolidated domestic and international operations in the event of a Change of Control;

                    (xi) approval of any new, or modification of any existing, executive, officer and director compensation plans or agreements offered by the Company or any of its Subsidiaries, including all executive, officer and director stock option plans adopted after the date hereof, or grants of options pursuant to any existing plans, if the aggregate value or potential value of such plans, agreements or grants is or would be more than $2,000,000 in the aggregate (for all such plans, agreements or grants) to any individual, or $10,000,000 in the aggregate (for all such plans, agreements or grants) for all individuals; provided, however, any compensation relating to any bonus or tax payment plan implemented by the Company in connection with the exercise or repurchase of options granted pursuant to the Long Term Incentive Plan or the Directors Options shall not be subject to this Section 5(c)(xi), so long as the Company's obligation under such bonus or tax payment plan, net of tax benefits generated as a result of such bonus or tax payment plan does not exceed $5,000,000;

                    (xii) the financing of the acquisition and/or construction of theatres through limited partnerships;

                    (xiii) the commencement of any proceeding or the filing of any petition in any court relating to bankruptcy, reorganization, insolvency, liquidation or relief from debtors involving the Company or Cinemark USA;

                    (xiv) the settlement of material litigation creating an obligation of the Company or any Subsidiary of the Company involving or having a potential value of more than $5,000,000; and

                (d) For so long as CALP is entitled to designate any Directors of the Company pursuant to Section 5(a) (i) hereof, at least one member of each Board Committee shall be a board member who is a designee of CALP, provided that such Board member otherwise meets any eligibility requirements under applicable laws, rules or regulations to serve on such Board Committee.

                (e) The Company shall furnish to CALP such monthly financial information and budget and planning information with respect to the Company and its Subsidiaries as CALP shall reasonably request. CALP shall be afforded the opportunity to discuss such information with the management of the Company from time to time and upon CALP's reasonable request.

                 (f) The rights of CALP under Section 5(c) shall terminate in the event that Cypress, together with its Related Parties, owns less than 10% of the issued and outstanding Common Stock of the Company. The rights of CALP under
Section 5(d) and (e) shall terminate in the event that Cypress and its Related Parties own less than 5%, collectively, of the issued and outstanding Common Stock of the Company. The rights of Cypress, its Related Parties and CALP granted under this Section 5 may be exercised only by CALP notwithstanding any transfer of Cypress Shares to any Related Party of Cypress. No transferee or assignee of the Cypress Shares or the Mitchell Shares (other than their respective Related Parties) shall acquire or be deemed to acquire any rights under Section 5 of this Agreement.

                 (g) In the event that (i) the Company proposes to issue New Securities (as defined in Section 3(b)) on terms that include rights of the holders thereof to designate Directors and (ii) Cypress exercises its preemptive rights pursuant to Section 3 hereof and purchases (x) its pro rata share of such New Securities being issued or sold and (y) any remaining New Securities which were not purchased by the other Stockholders, then Cypress shall be entitled to designate the number of Directors included in the terms pursuant to which such New Securities were proposed to be issued to a third party. In the event that
(i) Cypress does not exercise its preemptive right to purchase its pro rata share of such New Securities and all remaining New Securities not purchased by the other Stockholders or (ii) the Company issues Common Stock or rights, options or warrants to purchase Common Stock or securities that are, or may become, convertible into or exchangeable for Common Stock under the circumstances set forth in Section 3(b)(i)(c) in connection with the acquisition of an Acquired Company, then if such transaction results in the issuance or sale by the Company of 20% or less (but more than 10%, it being understood that no purchaser of 10% or less shall be entitled to designate any Directors) of the issued and outstanding Common Stock of the Company, without the prior written consent of CALP the Company shall not (and Mitchell and his Related Parties shall not) permit such purchaser to designate more than one Director or (y) if such transaction results in the issuance or sale by the Company of more than 20% of the issued and outstanding Common Stock of the

Company, without the prior written consent of CALP the Company shall not (and Mitchell and his Related Parties shall not) grant to such purchaser rights to designate Directors of the Company unless such rights require that such third party (and its Related Parties) hold not less than the number of shares of Common Stock required to be held by Cypress as a condition to the rights of CALP to designate the same number of Directors as may be designated by such third party. The Company shall not (and Mitchell and his Related Parties shall not), without the prior written consent of CALP, enter into any agreement or arrangement with any third party providing for the grant, issuance or sale of, or otherwise grant, issue or sell to any such third party any shares of Class A Common Stock or other class of Common Stock having voting rights unless Cypress (and its Related Parties) shall be given the opportunity in connection therewith to convert or exchange the shares of Common Stock held by such entities into or for Class A Common Stock or other shares of such other class, as the case may be. In addition, the Company agrees that in any event, the Company shall not grant to any party any governance rights more restrictive to the Company than the restrictions on the Company set forth in Section 5(c) hereof.

                 (h) The Company shall take any and all necessary or appropriate action to cause the membership of the Board of Directors of Cinemark USA to be identical to the Board of Directors of the Company. Notwithstanding any provisions of this Section 5(h) to the contrary, in the event that the Company's Common Stock is publicly traded on an Exchange (as defined in Section 7 hereof), the provisions of this Section 5(h) shall be null and void and of no further force or effect.

                 (i) Cypress agrees that any information obtained from the Company or its representatives which is not public shall be kept confidential, and shall not be disclosed to any persons other than the directors, officers, employees, financial advisors, legal advisors and accountants of Cypress who reasonably need to have access to such information and who are advised of the confidential nature of such information and agree to maintain the confidentiality of such information; provided that the foregoing obligation of Cypress shall not (a) relate to any information that (1) is or becomes generally available other than as a result of unauthorized disclosure by Cypress or by persons to whom Cypress has made such information available, or (2) is or becomes available to Cypress on a non-confidential basis from a third party that is not, to Cypress' knowledge, bound by any other confidentiality agreement with the Company or its Subsidiaries, or (b) prohibit disclosure of any information if required by law, rule, regulation, court order, or other legal or governmental process.

         Section 6. Exchange of Class B Common Stock.

                 (a) Cypress shall have the right to exchange each share of Class A Common Stock issued to Cypress pursuant to the Exchange Agreement and then held by Cypress for one fully paid and non-assessable share of Class B Common Stock, subject to increase or decrease, as appropriate, in the event of a subdivision or combination of the Class B Common Stock or Class A Common Stock into a greater or lesser number of shares outstanding or a dividend paid in shares of Class B Common Stock or Class A Common Stock only to the holders of Class B Common Stock. No transferee or assignee of the Cypress Shares, whether as a result of a Transfer or otherwise, (other than an Affiliate of Cypress) shall acquire or be deemed to acquire any rights under Section 6 of this Agreement.

                 (b) To exercise its exchange rights under Section 6(a) above, Cypress shall surrender to the Company at its principal place of business the certificate or certificates representing the shares of Class A Common Stock to be exchanged, duly endorsed to the Company or endorsed in blank. Upon the surrender of such stock certificate or certificates, the Company shall issue or cause to be issued to Cypress a new certificate or certificates representing the number of shares of Class B Common Stock for which such surrendered shares have been exchanged.

                 (c) The Company shall at all times reserve and keep available solely for the purpose of issuance upon exchange of Class A Common Stock, as herein provided, such number of shares of Class B Common Stock as shall be issuable upon exchange of all outstanding shares of Class A Common Stock issued to Cypress pursuant to the Exchange Agreement.

         Section 7. Termination.

         The provisions of Sections 2, 3, 5(c) and 5(g) of this Agreement shall terminate upon the earlier of (i) the consummation of an underwritten public offering of Common Stock resulting in not less than 25% of the Company's issued and outstanding Common Stock being held by the public (including, but not limited to, being held by all Persons (other than Mitchell or his Related Parties) holding shares of Common Stock that have been issued or sold as consideration or sold pursuant to a registration statement under the Securities
Act), (ii) the consummation of any merger of the Company with and into a company whose common stock is publicly traded on a national securities exchange or NASDAQ (each an "Exchange"), in which at least 90% of the merger consideration is comprised of registered securities listed on an Exchange and/or cash or (iii) the 4th anniversary of the date hereof.

         Section 8. Diversion of Opportunities.

         Mitchell agrees that in the event any corporate opportunity is presented to Mitchell or any of his Affiliates to acquire or to enter into any business transaction involving the motion picture exhibition business that would be significant to the Company or Cinemark USA, Mitchell shall submit such opportunity to the Board for their review and consideration by appropriate notice in writing promptly after presentation of the opportunity to Mitchell and that Mitchell shall take no action with respect to such opportunity until the first to occur of (i) a decision by the Board not to pursue the opportunity so presented by Mitchell or (ii) the expiration of thirty (30) days after receipt of the notice from Mitchell to the Board describing such opportunity. Notwithstanding anything else to the contrary contained herein, Mitchell may invest his personal assets in such a manner and otherwise engage in business transactions consistent with practices in competing business ventures in which he owns an interest as of the date hereof.

         Section 9. Miscellaneous.

                 (a) Legend. The certificates representing the capital stock of the Company held by each of the Stockholders shall bear the following legend:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN

EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES OR SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY SIMILAR REQUIREMENTS OF ANY APPLICABLE STATE SECURITIES LAW. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A STOCKHOLDERS' AGREEMENT DATED AS OF MAY 17, 2002, A COPY OF WHICH IS AVAILABLE UPON REQUEST FROM THE SECRETARY OF THE COMPANY."

                  In connection with any Transfer of shares of any capital stock of the Company pursuant to any public offering registered under the Securities Act or pursuant to Rule 144 (or any similar rule or rules then in effect promulgated under the Securities Act) if such rule is available or if the holder of any shares of capital stock of the Company delivers to the Company an opinion of counsel reasonably acceptable to the Company that no subsequent transfer of such shares shall require registration under the Securities Act, the Company shall promptly upon such Transfer deliver new certificates for such shares which do not bear the legend set forth in this Section 10(a).

                 (b) Successors, Assigns and Transferees. Except as provided in
Section 5(f), this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, heirs, legatees, successors and assigns (including any party to which any Stockholder has transferred shares if such party is required under Section 2(a) to become bound hereby). Each such Supplemental Agreement shall become effective upon its execution by the Company and such person acquiring such Shares, and it shall not require the signatures or the consent of any other party hereto. Upon such execution such person shall be bound by all the restrictions placed on the Stockholders by this Agreement and all actions taken by the Stockholders and the Company pursuant to this Agreement prior to the execution of such Supplemental Agreement, shall be subject to any additional restrictions set forth in such Supplemental Agreement and shall enjoy only such rights as specifically set forth in such Supplemental Agreement. Notwithstanding anything to the contrary set forth herein, shares sold to the public pursuant to an effective registration statement or pursuant to Rule 144 shall no longer be subject to any of the provisions of this Agreement.

                 (c) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws rules or choice of laws rules thereof.

                 (d) Headings. The headings of the sections contained in this Agreement are for convenience only for the purpose of reference, are not part of the agreement of the parties and shall not be deemed to control or affect the meaning or construction of any provisions of this Agreement.

                 (e) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or by cable, telex, telegram or facsimile transmission, or delivered by hand or by overnight or similar delivery service, fees prepaid, to the party to whom it is to be given at the address of such party set forth below or to such other address for notice as such party shall provide in accordance with the terms of this section. Except as otherwise specifically provided in this Agreement, notice so given shall, in the case of notice given by certified mail (or by such comparable method) be deemed to be given and received three business days after the time of certification thereof (or comparable act), in the case of notice so given by overnight delivery service, on the date of actual delivery, and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         If to CMBP:                     Cypress Merchant Banking Partners L.P.
                                         65 East 55th Street
                                         New York, New York  10022
                                         Attention: James Stern

         If to CP or its subsidiaries:   Cypress Pictures Ltd.
                                         c/o W.S. Walker Company
                                         Second Floor
                                         Caledonian House
                                         Mary Street, P.O. Box 265
                                         George Town, Grand Cayman
                                         Cayman Islands

         With a copy to:                 Simpson Thacher & Bartlett
                                         425 Lexington Ave.
                                         New York, New York 10017
                                         Attn: William Curbow

         If to the Company, Cinemark,    c/o Cinemark USA, Inc.
         Mitchell or the Trusts:         3900 Dallas Parkway
                                         Suite 500
                                         Plano, Texas 75093
                                         Attn: Michael D. Cavalier, Vice
                                         President and General Counsel

         With a copy to:                 Akin, Gump, Strauss, Hauer & Feld,
                                         L.L.P.
                                         1700 Pacific Avenue
                                         Suite 4100
                                         Dallas, Texas 75201
                                         Attn:  Terry M. Schpok, P.C.

                 (f) Inspection and Compliance with Law. Copies of this Agreement will be available for inspection or copying by any Stockholder at the offices of the Company through the Secretary of the Company.

                 (g) Amendments and Waivers. The provisions of this Agreement, including the provisions of this paragraph (g), may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given, except by a written instrument executed by the parties hereto. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as waiver of any other provision and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

                 (h) Transfers Void. Any Transfer of any security of the Company in violation of this Agreement shall be null and void and the Company covenants and agrees that it will not register or otherwise recognize a Transfer (whether for the purposes of stockholder voting or in connection with the distribution of dividends or other corporate assets) of any securities which it has reason to believe was effected in violation of this Agreement.

                 (i) Specific Performance. Each of the parties acknowledges that a breach of this Agreement by any other party will cause irreparable harm to such party for which there may be no adequate remedy at law, and such party agrees that such other parties shall be entitled, in addition to any other remedies specifically described in this Agreement, to specific performance by such party of Sections 2(d) and 7 of this Agreement. Each party hereby waives the right to assert as a defense to any action for specific performance that any other party have an adequate remedy at law.

                 (j) Counterparts. This Agreement may be executed in one or more counterparts, by the original parties hereto and any successor in interest, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

                 (k) Reformation and Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Stockholders' Agreement to be executed as of the date first above written.

                                    COMPANY:

                                    CINEMARK, INC.


                                    By: /s/ MICHAEL CAVALIER
                                       -----------------------------------------
                                    Name: Michael Cavalier
                                         ---------------------------------------
                                    Title: Secretary
                                          --------------------------------------

                                    /s/ LEE ROY MITCHELL
                                    --------------------------------------------
                                    Lee Roy Mitchell


                                    CGI EQUITIES LTD.


                                    By: CGI Investments, LLC

                                    By: /s/ ROBERT COPPLE
                                       -----------------------------------------
                                    Name: Robert Copple
                                         ---------------------------------------
                                    Title: Vice President
                                          --------------------------------------


                                    CYPRESS MERCHANT BANKING
                                    PARTNERS L.P.

                                    By:    Cypress Associates L.P.,
                                           its general partner


                                    By:    The Cypress Group L.L.C.,
                                           its general partner


                                           By: /s/ JAMES A. STERN
                                              ----------------------------------
                                           Name: James A. Stern
                                                --------------------------------
                                           Title: Member
                                                 -------------------------------

                                    CYPRESS PICTURES LTD.

                                    By: /s/ DAVID P. SPALDING
                                       -----------------------------------------
                                    Name: David P. Spalding
                                         ---------------------------------------
                                    Title: Member
                                          --------------------------------------

                                     TRUSTS:

                                     THE MITCHELL SPECIAL TRUST

                                     /s/ LEE ROY MITCHELL
                                     -------------------------------------------
                                     Lee Roy Mitchell, Trustee

                                     /s/ GARY WITHERSPOON
                                     -------------------------------------------
                                     Gary Witherspoon, Trustee


                                     MITCHELL GRANDCHILDREN'S TRUST FOR
                                     CRYSTAL LEE ROBERTS

                                     /s/ LEE ROY MITCHELL
                                     -------------------------------------------
                                     Lee Roy Mitchell, Trustee

                                     /s/ GARY WITHERSPOON
                                     -------------------------------------------
                                     Gary Witherspoon, Trustee


                                     MITCHELL GRANDCHILDREN'S TRUST FOR
                                     CASSIE ANN ROBERTS

                                     /s/ LEE ROY MITCHELL
                                     -------------------------------------------
                                     Lee Roy Mitchell, Trustee

                                     /s/ GARY WITHERSPOON
                                     -------------------------------------------
                                     Gary Witherspoon, Trustee


                                     MITCHELL GRANDCHILDREN'S TRUST FOR
                                     LACEY MARIE LEE

                                     /s/ LEE ROY MITCHELL
                                     -------------------------------------------
                                     Lee Roy Mitchell, Trustee

                                     /s/ GARY WITHERSPOON
                                     -------------------------------------------
                                     Gary Witherspoon, Trustee

                                     MITCHELL GRANDCHILDREN'S TRUST FOR
                                     ASHLEY ANN LEE

                                     /s/ LEE ROY MITCHELL
                                     -------------------------------------------
                                     Lee Roy Mitchell, Trustee

                                     /s/ GARY WITHERSPOON
                                     -------------------------------------------
                                     Gary Witherspoon, Trustee


                                     MITCHELL GRANDCHILDREN'S TRUST FOR
                                     SKYLER KAY MITCHELL

                                     /s/ LEE ROY MITCHELL
                                     -------------------------------------------
                                     Lee Roy Mitchell, Trustee

                                     /s/ GARY WITHERSPOON
                                     -------------------------------------------
                                     Gary Witherspoon, Trustee


         Tandy Mitchell, the wife of Lee Roy Mitchell, hereby joins in and ratifies and confirms the foregoing Stockholders' Agreement as to any and all interests she may have with respect to any right, title or interest owned by her in shares of Common Stock registered in her spouse's name, whether derivative of the community property laws of the State of Texas, or otherwise.


                                     /s/ TANDY MITCHELL
                                     -------------------------------------------
                                     Tandy Mitchell

                                   EXHIBIT "A"

                             SUPPLEMENTAL AGREEMENT


         This Supplemental Agreement ("Supplemental Agreement") is made as of this _____ day of __________________________________________, 20___, by and
between ____________________________________ (the "New Stockholder"), Cinemark,
Inc. (the "Company") and the other signatories (the "Stockholders") to that certain Amended and Restated Stockholders' Agreement dated as of ____________________, 2002 as amended, modified or supplemented from time to time (the "Agreement"). Capitalized terms not otherwise defined herein have the meaning ascribed to such term in the Agreement.

                                   WITNESSETH:

         WHEREAS, the Stockholders and the Company entered into the Agreement to impose certain restrictions and obligations upon themselves and the shares of Common Stock of the Company; and

         WHEREAS, the Agreement requires that unless otherwise expressly provided in the Agreement, all Persons acquiring Common Stock from a Stockholder must enter into a Supplemental Agreement binding such Person to the Agreement to the extent expressly provided in the Agreement, so as to promote the mutual interests of the Company, the Stockholders and the New Stockholder;

         NOW THEREFORE, in consideration of the mutual promises of the parties, and as a condition for the transfer of Common Stock to the New Stockholder, the New Stockholder acknowledges and agrees that the New Stockholder has read the Agreement, and agreed to be bound by, and to have the benefit of, all the terms and conditions set out in the Agreement to the extent that such terms and conditions are applicable to the New Stockholder as a transferee of a Stockholder in accordance with the express terms of the Agreement. This Supplemental Agreement shall be attached to and become a part of the Agreement.


                                     -------------------------------------------
                                     NEW STOCKHOLDER

                                   EXHIBIT "B"

                                 FIVE YEAR PLAN